EXHIBIT 3.1
AMENDMENT NO. 1
TO THE
AMENDED AND RESTATED BYLAWS
OF
GRUBB & ELLIS REALTY ADVISORS, INC.
     This amendment no. 1 (the “Amendment”) to the Bylaws of Grubb & Ellis Realty Advisors, Inc. (the “Corporation”), as amended and restated effective February 3, 2006 (the “Bylaws”), is made and shall be effective as of the 14th day of December, 2007.
The Bylaws of the Corporation are hereby amended as follows:
1.	Section 5.01 is amended and restated in its entirety to read as follows:
“Section 5.01 Certificates for Stock. The Board may authorize the issuance of shares of the Corporation either in certificated or uncertificated form, which uncertificated shares may be evidenced by a book-entry system maintained by the Corporation’s transfer agent or registrar, or a combination of both. Shares issued in certificated form shall be represented by certificates which shall be numbered in the order in which they shall be issued and shall be signed in the name of the Corporation by the Chairman of the Board, the President, or a Vice President, and by the Secretary or an Assistant Secretary or by the Treasurer or an Assistant Treasurer. Any and all of the signatures on the certificates may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon any such certificate shall thereafter have ceased to be such officer, transfer agent or registrar before such certificate is issued, such certificate may nevertheless be issued by the Corporation with the same effect as though the person who signed such certificate, or whose facsimile signature shall have been placed thereupon, were such officer, transfer agent or registrar at the date of issue. A record shall be kept of the respective names of the persons, firms or corporations owning the stock represented by such certificates, the number and class of shares represented by such certificates, and the respective dates thereof, and in case of cancellation, the respective dates of cancellation. Every certificate surrendered to the Corporation for exchange or transfer shall be canceled, and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so canceled, excepting cases provided for in Section 5.04. If shares are issued in uncertificated form, each stockholder shall be entitled, upon written request, to a stock certificate or certificates in the form prescribed above.”
2.	Section 5.02 is amended and restated in its entirety to read as follows:

“Section 5.02 Transfer of Stock. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary, or with a transfer clerk or a transfer agent, and upon surrender of the certificate or certificates for such shares properly endorsed, or other evidence of ownership if no certificate shall have been issued, and the payment of all taxes thereon. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation. Whenever any transfer of shares shall be made for collateral security, and not absolutely, such fact shall be stated expressly in the entry of transfer if, when the certificate or certificates, or other evidence of ownership if no certificate shall have been issued, shall be presented to the Corporation for transfer, both the transferor and the transferee request the Corporation to do so.”
3.	A new Section 5.04 shall be added to the Bylaws as follows:
“Section 5.04 Lost, Stolen, Destroyed, and Mutilated Certificates. The holder of any certificate for stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction, or mutilation of such certificates, and the Corporation may issue a new certificate for stock in the place of any certificate theretofore issued by it alleged to have been lost, stolen, destroyed, or mutilated. The Board may, in its discretion, require the owner of the certificate or his legal representatives to give the Corporation a bond in such sum, not exceeding double the value of the stock, and with such surety or sureties, as it may direct, sufficient to indemnify the Corporation, its transfer agents, and registrar against any claim that may be made against them on account of the alleged loss or destruction of any such certificate; a new certificate may be so issued without requiring any bond when, in the judgment of the Secretary, it is proper so to do.”
4.	A new Section 5.05 shall be added to the Bylaws as follows:
“Section 5.05 Fixing Date of Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect to any other change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action. If, in any case involving the determination of stockholders for any purpose other than notice of or voting at a meeting of stockholders, the Board shall not fix such a record date, the record date for determining stockholders for such purpose shall be the close of business on the day on which the Board shall adopt the resolution relating thereto. A determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.
5.	Except as aforesaid, the Bylaws shall remain unchanged and be in full force and effect.